 Exhibit 10.1

ZipRealty Inc. Management Incentive Plan – Fiscal Year 2014

General Purpose: This ZipRealty Inc. (“Company”) Management Incentive Plan – Fiscal Year 2014 (“Plan”) is designed to motivate and retain the Company’s Eligible Employees (as defined herein) to achieve the Company’s financial and operational goals for Fiscal Year 2014, as well as to retain such persons in the employ of the Company.

Duration: This Plan will be in effect for the Company’s fiscal year ending December 31, 2014 (“Fiscal Year 2014”), meaning that the performance period determining whether bonuses will be paid upon satisfaction of performance objectives is Fiscal Year 2014.

Plan Administrator: The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) shall administer this Plan with respect to Eligible Persons who are executive officers of the Company, and the Company’s Chief Executive Officer, in consultation with the Committee, shall administer this Plan with respect to other Eligible Persons (as applicable, the “Administrator”).

Eligible Persons: Individuals eligible to earn an incentive payment under this plan (“Eligible Persons”) include all headquarters-based “exempt” (pursuant to federal and state wage and hour laws) employees who are employed by the Company during Fiscal Year 2014, without interruption (except as set forth in the “Proration” section of this Plan), continuously through the date following completion of Fiscal Year 2014 when the Administrator completes its review of performance and calculates and approves the payment of bonuses under this Plan. “Eligible Persons” specifically excludes the Regional Sales Vice Presidents, including Joseph Pucillo and Jacob Stanton, and all other brokerage sales management to be covered pursuant to a Sales Management Incentive Plan for 2014.

Proration: In the sole discretion of the Administrator, a prorated incentive may be paid under this Plan for any person who would otherwise be an Eligible Person but who became eligible to participate in the Plan after the beginning of Fiscal Year 2014. Additionally, in the sole discretion of the Administrator, a modified incentive amount may be paid under this Plan to any Eligible Person who works a reduced work schedule.

Incentive Pool: The Committee, in consultation with the Company’s Chief Executive Officer, will establish an incentive pool of funds (“Pool”) available for payout only if the Company achieves its Adjusted EBITDA and revenue “Targets” for purposes of this Plan as determined by the Compensation Committee. The Pool shall be calculated as follows:

(i)	If the Company achieves its Adjusted EBITDA Target but does not exceed that Target by at least $700,000, and the Company does not exceed its revenue Target by at least $1 million, then the Pool shall total twenty-four percent (24%) of Adjusted EBITDA in excess of the Target;

(ii)	If the Company exceeds its Adjusted EBITDA Target by at least $700,000, and the Company does not exceed its revenue Target by at least $1 million, then the Pool shall total twenty-four percent (24%) of total Adjusted EBITDA;

(iii)	If the Company achieves its Adjusted EBITDA Target but does not exceed that Target by at least $700,000, and the Company exceeds its revenue Target by at least $1 million, then the Pool shall total eleven percent (11%) of all revenue in excess of the Target, in all events to be capped at 35% of total Adjusted EBITDA; or

(iv)	If the Company exceeds its Adjusted EBITDA Target by at least $700,000, and the Company exceeds its revenue Target by at least $1 million, then the Pool shall total both twenty-four percent (24%) of total Adjusted EBITDA and eleven percent (11%) of all revenue in excess of the Target, in all events to be capped at 35% of total Adjusted EBITDA.

For purposes of this Plan, “Adjusted EBITDA” shall be defined as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, and stock-based compensation and further adjusted to eliminate the impact of certain items that the Company does not consider representative of its ongoing core operating performance.

Incentive Amount: Subject to the terms and conditions of this Plan, Eligible Persons may earn payment of “Incentive Amounts” based on a percentage of the funded incentive pool, with the Committee to determine the percentage to be paid to each Eligible Person who is an executive officer and the Chief Executive Officer to determine the percentage to be paid to other Eligible Persons. The Committee has determined the following Incentive Amount percentages for executive officers: Chief Executive Officer, 15%, Chief Financial Officer, 10%, President of Brokerage Operations, 7.5%, President of Powered by Zip, 7.5%, Senior Vice President of Business Development/General Counsel, 7.5%, Senior Vice President of Technology, 7.5%. The Committee retains the right to determine Incentive Amount percentages for any additional executive officers of the Company.

The Incentive Amounts may be adjusted pursuant to the “Performance Adjustment” section below.

Performance Adjustment: The Administrator shall have discretion to adjust any Eligible Person’s Incentive Amount based on his or her job performance for Fiscal Year 2014 by reducing or increasing the Incentive Amount by any proportion up to and including 20% as the Administrator, in its sole discretion, deems appropriate, including elimination of the Incentive Award. The Administrator shall also have the discretion to determine that no Pool will be funded.

Calculation and Approval: An Eligible Person’s Incentive Amount or Adjusted Incentive Amount, as determined in the manner set forth above, is that Eligible Person’s “Actual Incentive” with respect to Fiscal Year 2014. All calculations of each Actual Incentive must be approved by the Administrator with respect to such participant and the total amount of the aggregate Pool to be paid hereunder to all Eligible Persons must be approved by the Committee after such consultation with the Board as it deems appropriate.

Payments: All amounts, if any, to be paid out hereunder shall be paid in accordance with the Company’s standard payroll practices, within a reasonable amount of time and in accordance with applicable law following determination by the Committee that there shall be a pool from which to make such payments with respect to Fiscal Year 2014 and calculation of applicable incentives. In all cases, amounts, if any, to be paid out hereunder shall be paid no later than March 15 of the year following the year in which the applicable amount is earned.

Future Incentive Periods: This Plan is in effect only with respect to Fiscal Year 2014. Nothing in this Plan provides for or implies the establishment or payment of any incentives with respect to future periods.

Merger or Acquisition: The Board of Directors may modify this Plan, including terminate it without making payments hereunder, with respect to Fiscal Year 2014 in its sole discretion in the event of a merger or acquisition of the Company.

Administration: The Committee has sole and exclusive discretionary authority to interpret this Plan and adopt such rules and regulations for carrying out this Plan as it deems appropriate. The Committee may, in its discretion, modify or terminate this Plan. Decisions by the Committee are final and binding on all parties to the maximum extent allowed by law.

Employment is Terminable At Will: Nothing in this Plan will interfere with or limit in any way the right of the Company or the right of any individual to alter or terminate the employment relationship at any time, with or without cause.

General Terms and Conditions: Amounts to be paid under this Plan in cash will be paid from the general funds of the Company. Nothing in this Plan will be construed to create a trust or establish any evidence of any individual’s claim of any right to payment other than as an unsecured general creditor of the Company. All payments to be made in cash will be made in the currency in which the individual is regularly paid.

Tax Withholding: All payments will be subject to the satisfaction of applicable federal, state, local or similar income withholding requirements and to any employment tax withholding requirements. The Company shall withhold all applicable amounts required by law from any payments hereunder.

Section 409A: All cash payable under this Plan is intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (together, Section 409A) so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations. The Company may, in good faith and without the consent any Eligible Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to an Eligible Participant.

Governing Law; Severability: This Plan will be construed, administered and governed in all respects in accordance with the internal laws of the State of California. In the event that any provision of this Plan is held illegal or invalid for any reason, such holding will not affect the remaining provisions of this Plan, and this Plan will be construed and enforced as if the illegal and invalid provision had not been included.

Entire Agreement: This Plan and any resolutions of the Compensation Committee amending the Plan, is the entire understanding between the Company and any participant regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary or affiliate, or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Fiscal Year 2014 will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.